Exhibit 99.1

MarineMax Reports Fiscal 2024 First Quarter Results

~ Drove Record December Quarter Revenue and 4% Same-Store Sales Growth Amid More Challenging Retail Environment ~

~ Updates Fiscal 2024 Guidance ~

~ Hosts Earnings Conference Call at 10:00 a.m. ET Today ~

Clearwater, Florida, January 25, 2024 — MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat, yacht and superyacht services company, today announced results for its first quarter ended December 31, 2023.

Fiscal 2024 First Quarter Summary

•
Record December quarter revenue of $527.3 million
•
Same-store sales increase of 4%
•
Gross profit margin of 33.3%
•
Net income of $0.9 million, or diluted EPS of $0.04; Adjusted diluted EPS1 of $0.19
•
Adjusted EBITDA1 of $26.6 million

CEO & President Commentary

“I’m proud of our team’s ability to drive a strong close to the December quarter, generating the highest first quarter revenue in our history. This growth came despite a challenging retail environment which required us to take more aggressive pricing actions than expected,” said Brett McGill, Chief Executive Officer and President of MarineMax. “Our pricing actions did result in lower gross margins and profitability. This was primarily due to increased discounting on certain boat models in response to the softer retail environment, as well as a greater mix of larger boats, which historically carry a lower gross margin than other product categories.”

“However, with the seasonally smallest quarter of the year behind us, we are cautiously encouraged by the reasonably strong start to the winter boat show season, along with the increased support from our industry leading manufacturing partners. Our healthy balance sheet and strong cash position allow us to continue to execute on our long-term growth plans. In fiscal 2024, we are focused on capturing further synergies and increasing the earnings power of MarineMax imbedded in the acquisitions we completed over the past several years. In addition, we continue to expand our portfolio of higher-margin product and service offerings that complement our business model,” McGill said. “This month, we announced the planned acquisition of Williams Tenders USA, the exclusive distributor in the United States and the Caribbean for the premier brand of rigid inflatable jet tenders for the luxury yacht market. The growth of the yacht and luxury yacht markets represents a tailwind for our business as we advance our strategic priorities.”

Fiscal 2024 First Quarter Results

Revenue in the fiscal 2024 first quarter increased to $527.3 million from $507.9 million in the comparable period last year. The 4% top-line growth was driven largely by higher new and used boat sales, contributing to a 4% increase in same-store sales.

1 This is a non-GAAP measure. See below for an explanation and quantitative reconciliation of each non-GAAP financial measure.

Gross profit decreased 6.1% to $175.5 million from $186.9 million in the prior-year period. Gross profit margin of 33.3%, while historically high, decreased 350 basis points from 36.8% in the fiscal 2023 first quarter, primarily as the result of a more aggressive promotional environment in response to retail environment challenges during the 2024 first quarter.

Selling, general, and administrative expenses totaled $156.5 million, or 29.7% of revenue, in the first quarter, compared with $150.4 million, or 29.6% of revenue, for the same period last year. The increase was driven primarily by acquisitions completed during the year as well as inflation and other specific cost increases.

Interest expense was $18.4 million, or 3.5% of revenue in the first quarter, compared with $9.5 million, or 1.9% of revenue in the prior-year period, reflecting higher interest rates and increased inventory in the fiscal 2024 period.

Net income in the first quarter was $0.9 million, or $0.04 per diluted share, compared with net income of $19.7 million, or $0.89 per diluted share, in the same period last year. Adjusted net income1 in the first quarter was $4.4 million, or $0.19 per diluted share, compared with $27.3 million, or $1.24 per diluted share, in the prior-year period. Adjusted EBITDA1 for the quarter ended December 31, 2023 was $26.6 million, compared with $53.2 million for the same period last year.

1 This is a non-GAAP measure. See below for an explanation and quantitative reconciliation of each non-GAAP financial measure.

Fiscal 2024 Guidance

Based on results to date, current business conditions, retail trends and other factors, the Company is updating its fiscal year 2024 Adjusted net income1,2 guidance to a range of $3.20 to $3.70 per diluted share. The Company also is revising fiscal year 2024 Adjusted EBITDA1,2 guidance in the range of $190 million to $215 million. These expectations do not consider or give effect for, among other things, material acquisitions that may be completed by the Company during fiscal 2024 or other unforeseen events, including changes in global economic conditions.

Conference Call Information

MarineMax will discuss its fiscal 2024 first quarter financial results on a conference call starting at 10:00 a.m. ET today. The conference call can be accessed via the “Investors” section of the Company's website: www.marinemax.com, or by dialing 877-407-0789 (U.S. and Canada) or 201-689-8562 (International). An online replay will be available within one hour of the conclusion of the call and will be archived on the website for one year.

About MarineMax

As the world’s largest lifestyle retailer of recreational boats and yachts, as well as yacht concierge and superyacht services, MarineMax (NYSE: HZO) is United by Water. We have over 130 locations worldwide, including 81 dealerships and 66 marina and storage facilities. Our integrated business includes IGY Marinas, which operates luxury marinas in yachting and sport fishing destinations around the world; Fraser Yachts Group and Northrop & Johnson, leading superyacht brokerage and luxury yacht services companies; Cruisers Yachts, one of the world’s premier manufacturers of premium sport yachts and motor yachts; and Intrepid Powerboats, a premier manufacturer of powerboats. To enhance and simplify the customer experience, we provide financing and insurance services as well as leading digital technology products that connect boaters to a network of preferred marinas, dealers, and marine professionals through Boatyard and Boatzon. In addition, we operate MarineMax Vacations in Tortola, British Virgin Islands, which offers our charter vacation guests the luxury boating adventures of a lifetime. Land comprises 29% of the earth’s surface. We’re focused on the other 71%. Learn more at www.marinemax.com.

Forward-Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the cautious encouragement related to the remainder of fiscal 2024, the Company’s position to continue to execute on its long-term growth plans, the potential for expansion and synergies within our superyacht services and luxury yacht offerings and our fiscal 2024 guidance. These statements are based on current expectations, forecasts, risks, uncertainties, and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions, and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the performance and integration of the recently-acquired businesses, general economic conditions, as well as those within the Company's industry, the liquidity and strength of our bank group partners, the level of consumer spending, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2023 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

1 This is a non-GAAP measure. See below for an explanation and quantitative reconciliation of each non-GAAP financial measure.

2 See “Non-GAAP Financial Measures” below for a discussion of why reconciliations of forward-looking Adjusted Net Income and Adjusted EBITDA are not available without unreasonable effort.

Contacts
Investors:	Michael H. McLamb
Chief Financial Officer
MarineMax, Inc.
727-531-1700

Scott Solomon or Laura Resag
Sharon Merrill Associates, Inc.
investors@marinemax.com

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2023	2022
Revenue	$527,274	$507,927
Cost of sales	351,793	321,030
Gross profit	175,481	186,897

Selling, general, and administrative expenses	156,482	150,397
Income from operations	18,999	36,500

Interest expense	18,365	9,484
Income before income tax (benefit) provision	634	27,016

Income tax (benefit) provision	(211)	7,029
Net income	845	19,987

Less: Net (loss) income attributable to non-controlling interests	(85)	297
Net income attributable to MarineMax, Inc.	$930	$19,690

Basic net income per common share	$0.04	$0.91

Diluted net income per common share	$0.04	$0.89

Weighted average number of common shares used in computing net income per common share:

Basic	22,196,141	21,756,165
Diluted	22,809,017	22,223,173

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31,	December 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$210,323	$177,773
Accounts receivable, net	94,601	68,514
Inventories	876,233	605,369
Prepaid expenses and other current assets	24,864	21,715
Total current assets	1,206,021	873,371
Property and equipment, net	532,492	501,589
Operating lease right-of-use assets, net	140,785	138,592
Goodwill	575,850	527,718
Other intangible assets, net	38,958	38,794
Other long-term assets	32,401	33,220
Total assets	$2,526,507	$2,113,284
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$43,957	$43,373
Contract liabilities (customer deposits)	74,636	119,889
Accrued expenses	112,417	101,799
Short-term borrowings	664,858	341,212
Current maturities on long-term debt	33,766	32,449
Current operating lease liabilities	10,372	10,480
Total current liabilities	940,006	649,202
Long-term debt, net of current maturities	380,972	415,263
Noncurrent operating lease liabilities	125,550	121,045
Deferred tax liabilities, net	57,939	37,807
Other long-term liabilities	87,469	75,041
Total liabilities	1,591,936	1,298,358
SHAREHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	29	29
Additional paid-in capital	328,955	308,480
Accumulated other comprehensive income	3,891	2,010
Retained earnings	740,879	650,357
Treasury stock	(148,656)	(148,656)
Total shareholders’ equity attributable to MarineMax, Inc.	925,098	812,220
Non-controlling interests	9,473	2,706
Total shareholders’ equity	934,571	814,926
Total liabilities and shareholders’ equity	$2,526,507	$2,113,284

MarineMax, Inc. and Subsidiaries

Segment Financial Information

(Amounts in thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2023	2022
Revenue:
Retail Operations	$524,085	$502,386
Product Manufacturing	46,128	56,326
Elimination of intersegment revenue	(42,939)	(50,785)
Revenue	$527,274	$507,927
Income from operations:
Retail Operations	$14,806	$36,728
Product Manufacturing	3,970	6,502
Intersegment adjustments	223	(6,730)
Income from operations	$18,999	$36,500

MarineMax, Inc. and Subsidiaries

Supplemental Financial Information

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2023	2022
Net income attributable to MarineMax, Inc.	$930	$19,690
Transaction costs (1)	3,106	6,036
Intangible amortization (2)	1,734	1,705
Change in fair value of contingent consideration (3)	219	1,047
Hurricane (recoveries) expenses	(289)	1,494
Tax adjustments for items noted above (4)	(1,259)	(2,704)
Adjusted net income attributable to MarineMax, Inc.	$4,441	$27,268

Diluted net income per common share	$0.04	$0.89
Transaction costs (1)	0.13	0.27
Intangible amortization (2)	0.08	0.08
Change in fair value of contingent consideration (3)	0.01	0.05
Hurricane (recoveries) expenses	(0.01)	0.07
Tax adjustments for items noted above (4)	(0.06)	(0.12)
Adjusted diluted net income per common share	$0.19	$1.24

(1) Transactions costs relate to acquisition transaction and integration costs in the period.

(2) Represents amortization expense for acquisition-related intangible assets.

(3) Represents expenses to record contingent consideration liabilities at fair value.

(4) Adjustments for taxes for items are calculated based on the effective tax rate for each respective period presented, the jurisdiction of the adjustment and before discrete items.

	Three Months Ended
	December 31,
	2023	2022
Net income attributable to MarineMax, Inc.	$930	$19,690
Interest expense (excluding floor plan)	7,756	6,366
Income tax (benefit) provision	(211)	7,029
Depreciation and amortization	10,932	9,118
Stock-based compensation expense	5,419	4,845
Transaction costs	3,106	6,036
Change in fair value of contingent consideration	219	1,047
Hurricane (recoveries) expenses	(289)	1,494
Foreign currency	(1,216)	(2,430)
Adjusted EBITDA	$26,646	$53,195

Non-GAAP Financial Measures

This press release, along with the above Supplemental Financial Information table, contains “Adjusted net income” and “Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization” (“Adjusted EBITDA”), which are non-GAAP financial measures as defined under applicable securities legislation. In determining these measures, the Company excludes certain items which are otherwise included in determining the comparable GAAP financial measures. The Company believes these non-GAAP financial measures are key performance indicators that improve the period-to-period comparability of the Company’s results and provide investors with more insight into, and an additional tool to understand and assess, the performance of the Company's ongoing core business operations. Investors and other readers are encouraged to review the related GAAP financial measures and the above reconciliation and should consider these non-GAAP financial measures as a supplement to, and not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

In addition, we have not reconciled our fiscal year 2024 Adjusted earnings and Adjusted EBITDA guidance to net income (the corresponding GAAP measure for each), which is not accessible on a forward-looking basis due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to acquisition contingent consideration and acquisition costs. Acquisition contingent consideration and acquisition costs, which are likely to be significant to the calculation of net income, are affected by the integration and post-acquisition performance of our acquirees, which is difficult to predict and subject to change. Accordingly, reconciliations of forward-looking Adjusted earnings and Adjusted EBITDA are not available without unreasonable effort.